Exhibit (h)

EXECUTION VERSION

QUEENSLAND TREASURY CORPORATION

UNITED STATES MEDIUM TERM NOTES

DEED OF GUARANTEE

THE HONORABLE ANDREW FRASER

TREASURER

ON BEHALF OF THE GOVERNMENT

OF QUEENSLAND

Dated as of December [12], 2008

DEED OF GUARANTEE

THIS DEED OF GUARANTEE (this “Deed”) is made by THE HONORABLE MR ANDREW FRASER in his capacity as THE TREASURER OF THE STATE OF QUEENSLAND ON BEHALF OF THE GOVERNMENT OF QUEENSLAND (hereinafter referred to as the “Guarantor”).

WHEREAS Queensland Treasury Corporation, a corporation sole constituted by the Under Treasurer pursuant to the Statutory Bodies Financial Arrangements Act 1982, a public Act of the State of Queensland and continued in existence pursuant to the Queensland Treasury Corporation Act 1988 (the “Act”), a public Act of the State of Queensland (hereinafter called the “Issuer” which expression shall include any successor statutory body, constituted by an Act of the State of Queensland, which assumes the obligations of Queensland Treasury Corporation under the Notes), proposes to create and issue the Issuer’s UNITED STATES MEDIUM-TERM NOTES pursuant to an Amended and Restated Fiscal Agency Agreement dated as of 1 November 2002, between the Issuer and Deutsche Bank Trust Company Americas (the “Fiscal Agent”), which Notes will be GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND. Such Notes will be offered primarily in the United States of America, may be denominated in U.S. dollars or other currencies or currency units, may have such other terms as will be referenced in the Amended and Restated Fiscal Agency Agreement and will be issued only in either definitive registered form or permanent registered global form representing a specified amount of Notes (“Global Notes”). Notes in definitive registered form and Global Notes are together herein referred to as the “Notes”.

NOW THIS DEED WITNESSES as follows:

1.	The Guarantor covenants and agrees with and for the benefit of each of the holders of any Notes at any time and from time to time outstanding (hereinafter referred to as the “Noteholders”) as follows:

(a)	the Guarantor hereby absolutely, unconditionally and irrevocably guarantees in accordance with the provisions of this Deed payment when due of all amounts that are or may become payable by the Issuer on or in respect of each Note in the manner provided in such Note, including, without limitation, the principal and any premium, interest or additional amounts payable in respect of such Note as set forth in the text of such Note;

(b)	if the Issuer shall fail to pay any such amount when due, the Guarantor shall pay such amount to the Noteholder on the due date and in the manner provided in the Notes without notice or demand, in discharge of the Issuer’s liability in respect thereof.

2.	This Deed shall remain in full force and effect so long as any Note is outstanding or any further Notes may be issued under the Issuer’s United States Medium-Term Note Program, as it may be amended and/or increased in size from time to time (hereinafter referred to as the “Program”) or until all moneys guaranteed under this Deed have been fully and finally paid.

3.	The obligations of the Guarantor hereunder shall be additional to, and not in substitution for, any security or other guarantee or indemnity at any time existing in respect of the Notes, whether given by the Guarantor or any other person.

4.	This Deed shall continue to be fully effective, or shall be fully reinstated, as the case may be, if at any time any payment of the amount due under the Notes is avoided or must be restored by any Noteholder upon the bankruptcy, insolvency, liquidation or reorganization of the Issuer or otherwise and, in any such event, each Noteholder concerned shall be entitled to recover such amount from the Guarantor.

5.	This Deed and the obligations of the Guarantor hereunder shall be as if it were the principal debtor on the Notes and not merely a surety, and shall not be affected or discharged by:

(a)	any time, indulgence, waiver or consent at any time given to the Issuer;

(b)	any amendment to or modification of any of the terms and conditions of the Notes made with the consent of the Guarantor;

(c)	the making or absence of any demand on the Issuer or the Guarantor or any other person;

(d)	the enforcement or absence of enforcement of the Notes or any other security, indemnity or guarantee;

(e)	the release of any other security, indemnity or guarantee;

(f)	the dissolution, liquidation, insolvency, amalgamation, reconstruction, bankruptcy or reorganization of the Issuer or any other person, or the assumption by any successor to the Issuer of the Issuer’s obligations under the Notes;

(g)	the illegality, invalidity or unenforceability, or any defect in, any of the provisions of the Notes or any of the obligations of the Issuer thereunder; or

(h)	any other circumstances which would otherwise constitute a legal or equitable discharge of a surety or guarantor.

6.	(a)

Subject to paragraph (b) of this Clause 6, all payments under this Deed will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Commonwealth of Australia or any political subdivision or authority thereof or therein having power to tax, unless the withholding or deduction of the taxes, duties, assessments or governmental charges is required by law.

(b)	Whenever the Guarantor is required by law to make a deduction or withholding in respect of such taxes, duties, assessments or governmental charges, from any payment to be made under this Deed, then it will promptly pay the additional amounts as may be necessary in order that the net amounts receivable by the Noteholder after the withholding or deduction (and after deduction of any additional taxes, duties, assessments or governmental charges payable in respect of such additional amounts) shall equal the respective amounts of principal and interest which would have been receivable in respect of payments to be made under this Deed, in the absence of the withholding or deduction. However, no additional amounts will be so payable for or on account of:

(1)	any withholding, deduction, tax, duty, assessment or other governmental charge which would not have been imposed but for the fact that the Noteholder:

(A)	was a resident, domiciled in or a national of, or engaged in business or maintained a permanent establishment or was physically present in, Australia or otherwise had some connection with Australia other than the mere ownership of, or receipt of payment under, the Note;

(B)	presented a Note for payment in Australia, unless the Note could not have been presented for payment elsewhere; or

(C)	presented the Note more than 30 days after the date on which the payment in respect of the Note first became due and payable or provided for, whichever is later, except to the extent that the Noteholder would have been entitled to the additional amounts if it had presented the Note for payment on any day within the period of 30 days;

(2)	any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge or any withholding or deduction on account of such taxes;

(3)	any tax, assessment or other governmental charge which is payable otherwise than by withholding or deduction from payments of (or in respect of) principal of, or any premium or interest on, the Note;

(4)	any withholding, deduction, tax, assessment or other governmental charge that is imposed or withheld by reason of the failure a Noteholder or, if the Note is a global Note, the beneficial owner of a Note to comply with our request addressed to the Noteholder or beneficial owner, as the case may be,

(A)	to provide information concerning the nationality, residence, identity or address of the Noteholder or the beneficial owner, as the case may be or

(B)	to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (A) or (B), is required or imposed by a statute, treaty, regulation or administrative practice of Australia or any political subdivision or authority thereof or therein having the power to tax as a precondition to exemption from all or part of the withholding, deduction, tax, assessment or other governmental charge; or

(5)	any combination of items (1), (2), (3) and (4) above.

Furthermore, no additional amounts will be paid with respect to any payment of, or in respect of, the principal of, or any premium or interest on, the Notes to any Noteholder who is a fiduciary or partnership or other than the sole beneficial owner of the payment to the extent the payment would, under the laws of Commonwealth of Australia or any political subdivision or authority thereof or therein having the power to tax, be treated as being derived or received for tax purposes by a beneficiary or settlor with respect to the fiduciary or a member of the partnership or a beneficial owner who would not have been entitled to the additional amounts had it been the Noteholder.

The Guarantor will not be liable to pay additional amounts to any Noteholder for any deduction or withholding on account of any duties or taxes where those duties or taxes are imposed or levied by or on behalf of the Commonwealth of Australia by virtue of the Noteholder being an associate (as defined in Section 128F of the Income Tax Assessment Act 1936 (Australia)) of the Issuer or as a result of the Noteholder being a party to or participating in a scheme to avoid the duties or taxes, being a scheme which the Issuer neither was party to nor participated in.

Any references in this Deed to principal or interest in respect of the Notes will also be deemed to refer to any additional amounts which may be payable in respect of those Notes.

7.	Whenever:

(a)	any amount payable by the Guarantor in a currency (the “Relevant Currency”) is received or recovered by a Noteholder (the “Indemnified Party”) in a different currency (the “Payment Currency”) for any reason (including, without limitation, as a result of any judgment or order); and

(b)	the amount actually received by the Indemnified Party after conversion of the amounts received by it in the Payment Currency into the Relevant Currency is less than the amount payable by the Guarantor in the Relevant Currency,

(c)	then the Guarantor shall as an independent obligation indemnify the Indemnified Party on demand against such deficiency; provided, however, that if the exchange rate at which such conversion was made was not reasonable in light of circumstances under which it was made, the foregoing indemnity shall be limited to the amount the deficiency would have been had such a reasonable exchange rate been used.

8.	(a)

This Deed shall be governed by, and construed in accordance with, the laws of the State of New York without reference to the conflict of laws principles thereof, except that all matters relating to the authorization and execution of this Deed by the Guarantor will be governed by, and construed in accordance with, the laws of the State of Queensland.

(b)	The Guarantor hereby appoints the Fiscal Agent, acting through its corporate trust office in the Borough of Manhattan, The City of New York located at 60 Wall Street, New York, New York 10005, and its successors, as its authorised agent (the “Authorised Agent”) upon which process may be served in any suit, action or proceeding based on this Deed which may be instituted in any State or Federal court in the Borough of Manhattan, The City of New York by any Noteholder, and the Guarantor expressly accepts the jurisdiction of any such court in respect of such suit, action or proceeding. Such appointment shall be irrevocable until the later of (i) such time as all amounts due or to become due on or in respect of all the Notes have been paid or (ii) the Program shall have been terminated.

(c)	Notwithstanding the foregoing, the Guarantor reserves the right to appoint another person located or with an office in the Borough of Manhattan, The City of New York, selected in its discretion without the consent of the Authorised Agent, as a successor Authorised Agent, and upon acceptance of such appointment by such a successor the appointment of the prior Authorised Agent shall terminate. If a successor Fiscal Agent is appointed, or if for any reason the Fiscal Agent ceases to be able to act as the Authorised Agent or to have an address in the Borough of Manhattan, The City of New York, the Guarantor will appoint a successor Authorised Agent in accordance with the preceding sentence.

(d)	The Guarantor will take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment or appointments in full force and effect as aforesaid. Service of process upon the Authorised Agent addressed to it at the address set forth above, as such address may be changed within the Borough of Manhattan, The City of New York by notice given by the Authorised Agent to the Guarantor and the Fiscal Agent, together with written notice of such service mailed or delivered to the Guarantor at Queensland Treasury, Executive Building, 100 George Street, Brisbane, Queensland, Australia 4000, Attention: Under Treasurer, shall be deemed, in every respect, effective service of process on the Guarantor. Notwithstanding the foregoing, any action based on this Deed may be instituted by a Noteholder in any competent court in the State of Queensland or any court in the Commonwealth of Australia competent to hear appeals therefrom.

(e)	To the fullest extent permitted by law, the Guarantor hereby waives irrevocably any immunity from jurisdiction (but not execution or attachment or process in the nature thereof) to which it might otherwise be entitled in any action based on this Deed which may be instituted by the holder of any Note in any State or Federal court in the Borough of Manhattan, The City of New York or in any competent court in the State of Queensland or in the Commonwealth of Australia competent to hear appeals therefrom.

(f)	The Guarantor shall ensure that its obligations under this Deed will rank pari passu with all its other unsecured obligations.

9.	This Deed shall inure to the benefit of each Noteholder.

10.	If at any time any provision hereof is or becomes illegal, invalid or unenforceable in any respect under any law of any applicable jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provisions under the law of any other jurisdiction shall in any way be affected or impaired thereby.

11.	No failure to exercise nor any delay in exercising on the part of any Noteholder any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other right or remedy.

12.	Any notice, request, demand or other communication to be given to or made upon the Guarantor under or relating to this Guarantee or the Notes shall be in writing and may be delivered by hand, facsimile, or sent by registered airmail post, to:

The Treasurer

Executive Building

100 George Street

Brisbane, Queensland 4000

Australia

Facsimile no.: (61-7) 3221-1781

Attention: The Under Treasurer

or such other address as the Guarantor may hereafter specify in writing from time to time.

Notices, requests, demands or other communications delivered or sent as aforesaid shall (unless it has been established that they have not been received) be deemed to have been received by the addressee on the date of delivery, where delivered by hand or by facsimile, or on the seventh day after being mailed, where sent by registered mail.

13.	The Guarantor will, so long as any Note is outstanding or any further Notes may be issued under the Program, cause the original executed copy of this Guarantee to be held on behalf of the Noteholders entitled to the benefit thereof by the Fiscal Agent for the time being appointed by the Issuer in relation to the Notes.

IN WITNESS WHEREOF these presents have been executed as of the          day of                      2008.

SIGNED SEALED AND DELIVERED	)
by the Treasurer of the State of	)
Queensland THE HONORABLE	)
MR ANDREW FRASER on behalf of )
the Government of Queensland	)
in the presence of:	)

Witness

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